EXHIBIT  99

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS RECORD REVENUE AND OPERATING PROFIT FOR FOURTH QUARTER AND FULL YEAR

STRATHAM, NH, February 3, 2004 – The Timberland Company (NYSE: TBL) today reported fourth quarter net income of $39.5 million and diluted earnings per share (EPS) of $1.10, compared with fourth quarter 2002 net income of $27.1 million and diluted EPS of $0.73.

•                  Fourth quarter revenue increased 16.4% to $415.3 million, driven by strong global gains in footwear.  Global footwear revenue expanded 20.7% to $320.3 million, driven by strong growth in boots, men’s and women’s casual, kids’ and outdoor performance categories.  Global apparel and accessories revenue grew 2.9% to $91.0 million, driven by gains in the Company’s Asian business, which offset declines in European apparel impacted by comparisons to strong prior year performance.

•                  Revenue results reflected strong gains in both U.S. (+11.1%) and international markets (+30.7% or +17.1% in constant dollars).  U.S. revenue growth benefited from growth in the U.S. consumer direct business (+11.2%), driven by a 5.9% increase in comparable store sales.  Favorable foreign exchange rate changes also added $12.9 million (or 3.6%) to overall revenue growth.

•                  Operating profit for the quarter increased 48.2% to $62.2 million.  2002 fourth quarter operating profit was negatively impacted by approximately $6 million of incremental transportation costs related to the West Coast work stoppage.  Excluding this impact, 2003 fourth quarter operating profit rose 29.6%.  Profit gains reflected strong revenue growth and significant improvement in gross margin, which benefited from lower product related costs, lower levels of off-price sales and favorable foreign exchange rate changes.  For the quarter, foreign exchange rate changes contributed approximately $3.1 million to operating profit, which was leveraged to support continued investments against strategic priorities, including international business expansion and global brand building efforts.

•                  EPS for the quarter expanded 50.7% to $1.10, reflecting profit gains and continued benefits from share repurchases.  In the fourth quarter, the Company bought back 391 thousand shares at a total cost of $19.7 million.  For the full year, Timberland repurchased 2,291 thousand shares at a total cost of $103.8 million.  The Company currently has 4.6 million shares remaining under existing share repurchase programs.

•                  A disciplined approach to asset management drove strong gains in cash management and return on capital. Timberland ended the quarter with $241.8 million in cash and no debt outstanding while driving improvements in annual inventory turns and receivables management.  Timberland’s annual return on capital reached 30.4%.

For the full year, Timberland posted revenue of $1,342.1 million (+12.7% versus prior year, or +8.0% in constant dollars), operating profit of $184.3 million (+32.8% versus prior year) and generated nearly $200 million in net operating cash flow – all records for the Company.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland’s fourth quarter capped an outstanding year for our Company driven by strong performance across global markets.  In the United States, our focus on driving footwear innovation across our portfolio, combined with significantly improved performance in Timberland’s consumer direct business, enabled us to deliver double-digit revenue gains in a competitive retail marketplace.  Timberland’s international business also posted strong results, reflecting double-digit constant dollar sales gains in Europe and Asia as we continue to benefit from efforts to enhance our premium integrated brand positioning in those regions.”

“Overall, we are pleased to have delivered strong financial results in 2003 and believe that we are on track for solid business growth in 2004.  We remain committed to delivering solid revenue growth, double-digit profit gains and strong cash flow in 2004 and beyond — and believe that the strategies we are pursuing will enable us to continue to deliver strong financial performance while capturing the great potential that we see for the Timberland enterprise.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss fourth quarter and full year results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (913) 981-5592.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on February 3, 2004.

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THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002

ASSETS
Current assets
Cash and equivalents	$241,803	$141,195
Accounts receivable, net	125,088	132,110
Inventory	119,581	122,417
Prepaid expenses	25,906	21,493
Deferred income taxes	27,182	24,568
Total current assets	539,560	441,783

Net property, plant and equipment	76,360	73,370

Goodwill	14,163	14,163
Intangible assets	3,807	3,732
Other assets, net	7,826	5,623

Total assets	$641,716	$538,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,026	$33,678
Accrued expenses	115,425	89,430
Income taxes payable	27,482	20,134
Derivative liabilities	16,058	12,514
Total current liabilities	196,991	155,756

Other liabilities	9,318	3,072

Deferred income taxes	6,944	7,058

Stockholders’ equity	428,463	372,785

Total liabilities and stockholders’ equity	$641,716	$538,671

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Revenue	$415,433	$357,029	$1,342,123	$1,190,896
Cost of goods sold	218,780	207,354	717,666	672,610

Gross profit	196,653	149,675	624,457	518,286

Operating expense
Selling	110,244	88,079	356,447	306,962
General and administrative	24,221	19,619	83,708	72,499
Total operating expense	134,465	107,698	440,155	379,461

Operating income	62,188	41,977	184,302	138,825

Other expense (income)
Interest expense	272	252	1,039	884
Other, net	732	737	506	(828)
Total other expense	1,004	989	1,545	56

Income before income taxes	61,184	40,988	182,757	138,769

Provision for income taxes	21,720	13,857	64,878	48,569

Income before cumulative effect of change in accounting principle	$39,464	$27,131	$117,879	$90,200

Cumulative effect of change in accounting Principle	—	—	—	4,913

Net income	$39,464	$27,131	$117,879	$95,113

Earnings per share before cumulative effect of change in accounting principle
Basic	$1.13	$.74	$3.32	$2.42
Diluted	$1.10	$.73	$3.23	$2.36

Earnings per share after cumulative effect of change in accounting principle
Basic	$1.13	$.74	$3.32	$2.55
Diluted	$1.10	$.73	$3.23	$2.49

Weighted-average shares outstanding
Basic	34,976	36,480	35,498	37,308
Diluted	35,838	37,135	36,475	38,142

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	For the Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002
Cash flows from operating activities:

Net income	$117,879	$95,113
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	(1,346)	(954)
Depreciation and amortization	23,644	22,503
Loss on disposal of property, plant & equipment	1,637	1,836
Cumulative effect of change in accounting principle	—	(4,913)
Tax benefit from stock option plans	9,641	6,211
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	15,933	7,150
Inventory	4,798	6,313
Prepaid expenses	(2,672)	(3,279)
Accounts payable	(325)	(11,088)
Accrued expenses	22,746	20,548
Income taxes	7,097	(1,546)
Net cash provided by operating Activities	199,032	137,894
Cash flows from investing activities:
Additions to property, plant and equipment, net	(24,855)	(17,930)
Other, net	4,393	291
Net cash used by investing activities	(20,462)	(17,639)
Cash flows from financing activities:
Common stock repurchases	(103,807)	(101,174)
Issuance of common stock	19,011	12,478
Net cash used by financing activities	(84,796)	(88,696)
Effect of exchange rate changes on cash	6,834	3,978
Net increase in cash and equivalents	100,608	35,537
Cash and equivalents at beginning of year	141,195	105,658
Cash and equivalents at end of year	$241,803	$141,195

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
 (Dollars in thousands)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	% Change	Dec. 31, 2003	Dec. 31, 2002	% Change
Revenue by Segment:
US Wholesale	$204,524	$184,017	11.1	$625,843	$595,242	5.1
US Consumer Direct	86,714	78,015	11.2	200,003	190,433	5.0
Total US	291,238	262,032	11.1	825,846	785,675	5.1

International	124,195	94,997	30.7	516,277	405,221	27.4

Revenue by Product
Footwear	320,349	265,310	20.7	1,018,368	888,633	14.6
Apparel and Accessories	90,999	88,446	2.9	309,798	287,384	7.8
Royalty and Other	4,085	3,273	24.8	13,957	14,879	(6.2)

Revenue by Channel
Wholesale	277,720	239,736	15.8	1,001,754	886,770	13.0
Consumer Direct	137,713	117,293	17.4	340,369	304,126	11.9

Note: Domestic Retail Comparable Store Sales	5.9%	(5.8)%		1.6%	(8.5)%

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES
TO CONSTANT DOLLAR REVENUE INCREASES
(Dollars in millions)

Total Company Revenue Reconciliation:

	For the Three Months Ended Dec. 31, 2003		For the Twelve Months Ended Dec. 31, 2003
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$58.4	16.4%	$151.2	12.7%
Increase due to foreign exchange rate changes	12.9	3.6%	56.0	4.7%
Revenue increase in constant dollars	45.5	12.8%	95.2	8.0%

International Revenue Reconciliation:

	For the Three Months Ended Dec. 31, 2003		For the Twelve Months Ended Dec. 31, 2003
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$29.2	30.7%	$111.1	27.4%
Increase due to foreign exchange rate changes	12.9	13.6%	56.0	13.8%
Revenue increase in constant dollars	16.3	17.1%	55.1	13.6%